Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter and Full Year 2008 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--February 9, 2009--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory intellectual property (IP), today reported financial results for the fourth quarter and year ended December 31, 2008.

Recent Highlights

  Reported total fourth quarter revenue of $4.0 million
  Ended the year with cash and investments of $67.5 million
  Announced plan to exit unprofitable Analog/Mixed-Signal product lines to lower operating costs

Management Commentary

Commenting on the results, Len Perham, MoSys’ President and Chief Executive Officer, stated, “The continued decline in the global economic environment has resulted in customer projects being delayed or pushed out, which impacted our license revenue during the quarter. These results were partially offset by an increase in royalties associated with the Nintendo Wii game console and royalties generated by another major OEM customer that licenses our 1T-SRAM embedded memory IP for advanced mobile phone applications. During the fourth quarter, we signed a new license with a mobile phone provider for use of our application-specific DDI (display driver integrated circuit) memory IP in their display driver subsystems. We ended the year with five customer design wins for our DDI solution and brought up support at three foundries. In addition, we made significant progress with our 1T-FLASH program, as our lead customer moved into pre-production manufacturing and expects to begin shipping production samples late first quarter of 2009 with a full production ramp later this year.”

During the fourth quarter, the Company announced a plan to exit its unprofitable analog/mixed signal product lines. As part of this plan, the Company will be reducing headcount by approximately 90 employees, primarily located in China and Romania. The Company began executing this plan in the fourth quarter and expects to substantially complete the process in the first quarter of 2009. The Company expects to realize annualized cost savings of approximately $5.5 million.

Looking forward, Mr. Perham concluded, “We believe the current weakness in the global economic environment will extend throughout 2009. Certainly, the first quarter will be impacted by the continued slowdown in the consumer market segments beyond the typical seasonality associated with that quarter. This environment has significantly limited our near-term visibility, and we will continue our policy of not providing specific financial guidance until further notice. While we will be stringently managing our expenses, we will continue to strategically invest in R&D in order to position the Company for future growth.”

Fourth Quarter Results

Total net revenue for the fourth quarter of 2008 was $4.0 million, compared with $4.1 million in the third quarter of 2008 and $2.9 million for the fourth quarter of 2007.

Fourth quarter total revenue included licensing revenue of $859,000, compared with $1.2 million in the third quarter of 2008 and $388,000 in the fourth quarter of 2007. Royalty revenue for the fourth quarter was $3.1 million, which included royalties associated with the Nintendo Wii game console. This compares with royalty revenue of $2.9 million in the previous quarter and $2.5 million in the fourth quarter of 2007.

Gross margin as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 83.8 percent, compared with 79.2 percent in the third quarter of 2008 and 71.5 percent in the fourth quarter of 2007.

Total operating expenses on a GAAP basis for the fourth quarter of 2008 were $9.8 million, including approximately $2.7 million in restructuring and asset impairment charges. This compares with $6.8 million in the previous quarter and $7.7 million in the fourth quarter of 2007.

GAAP net loss for the quarter was $6.3 million, or ($0.20) per share, including a restructuring charge of $1.3 million, an asset impairment charge of $1.4 million, stock-based compensation expense of $1.0 million and intangible asset amortization charges of $151,000. This compares with a net loss of $3.2 million, or ($0.10) per share, for the third quarter of 2008 and a net loss of $4.6 million, or ($0.14) per share, for the fourth quarter of 2007.

The net loss on a non-GAAP basis for the fourth quarter was $2.4 million, or ($0.08) per share, excluding restructuring, asset impairment, stock-based compensation and intangible asset amortization charges. A reconciliation of GAAP to non-GAAP results is provided in the financial tables following the text of this press release.

Earnings per share for the quarter on both a GAAP and non-GAAP basis were computed using 31.6 million shares.

Cash, cash equivalents and both long and short-term investments totaled $67.5 million as of December 31, 2008, compared to $72.1 million as of September 30, 2008. During the fourth quarter, the Company repurchased approximately 275,000 shares of its common stock under its repurchase program at a total cost of approximately $1.0 million.

Full Year 2008 Results

Total revenue for 2008 was $14.0 million, compared with $14.3 million in fiscal 2007. Net loss for the year, in accordance with GAAP, was $18.4 million, or ($0.58) per share, compared with a net loss of $8.5 million, or ($0.27) per share, in 2007. The non-GAAP net loss for fiscal 2008 was $10.4 million, or ($0.33) per share, excluding a restructuring charge of $1.3 million, an asset impairment charge of $1.4 million, stock-based compensation charges of $4.6 million and approximately $742,000 in intangible asset amortization charges. Non-GAAP net loss for 2007 was $3.6 million, or ($0.11) per share, excluding stock-based compensation charges of $3.8 million and $1.2 million in intangible asset amortization and in-process research and development charges. Earnings per share for 2008 were computed using approximately 31.7 million shares on a GAAP and non-GAAP basis.

Fourth Quarter and Full Year 2008 Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the fourth quarter and full year results. Investors and other interested parties may access the call by dialing 1-888-679-8033 in the U.S. (617-213-4846 outside of the U.S.), and entering the pass code 14111930 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code of 52745907.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the income statement the effects of restructuring and asset impairment charges related to the Company’s exit from its analog/mixed-signal product lines, stock-based compensation and the effects of certain charges related to acquired intangible assets and other acquisition-related charges from its acquisition of the analog/mixed-signal design teams and related design know-how from Atmel Corporation and LDIC in 2008. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 9, 2008, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s 1T-SRAM and 1T-FLASH technologies, the Company’s execution and results, improving operational efficiencies, growth of the business and future business prospects and the estimated restructuring charges and costs and cost savings, including the timing of such savings, related to the restructuring plan.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance of our proprietary technologies for 1T-SRAM and 1T-FLASH, the timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies, our ability to enhance our existing proprietary technologies and develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company, assumptions including the timing and execution of restructuring plans and programs subject to local labor law requirements, including consultation with appropriate works councils; assumptions related to severance costs and other risks identified in the Company’s most recent reports on forms 10-Q and 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses innovative embedded memory intellectual property (IP) technologies for advanced systems-on-chips (SoCs) used in a variety of home entertainment, mobile consumer, networking and storage applications. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. MoSys' embedded memory IP has been included in more than 160 million devices demonstrating silicon-proven manufacturability in a wide range of processes and applications. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH(TM) is a trademark of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net Revenue
Licensing	$859	$388	$3,156	$5,253
Royalty	3,101	2,511	10,870	9,081
Total net revenue	3,960	2,899	14,026	14,334

Cost of Net Revenue
Licensing	642	825	2,800	2,737
Total cost of net revenue	642	825	2,800	2,737

Gross Profit	3,318	2,074	11,226	11,597

Operating Expenses
Research and development	4,005	4,174	16,426	11,594
Selling, general and administrative	2,952	3,309	11,875	11,659
In-process research and development	-	-	-	966
Amortization of intangible assets	151	197	742	394
Impairment of intangible assets	1,379	-	1,379	-
Restructuring charge	1,334	-	1,334	-
Total operating expenses	9,821	7,680	31,756	24,613

Loss from operations	(6,503)	(5,606)	(20,530)	(13,016)

Other income, net	217	1,015	2,243	4,520
Loss before income taxes	(6,286)	(4,591)	(18,287)	(8,496)

Benefit (provision) for income taxes	(21)	8	(132)	(25)

Net loss	$(6,307)	$(4,583)	$(18,419)	$(8,521)

Net loss per share
Basic and diluted	($0.20)	($0.14)	($0.58)	($0.27)

Shares used in computing net loss per share
Basic and diluted	31,623	32,117	31,698	31,994

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

GAAP net loss	$ (6,307)	$ (4,583)	$ (18,419)	$ (8,521)
Stock-based compensation expense
- Cost of net revenue	66	178	408	495
- Research and development	261	363	1,197	1,162
- Selling, general and administrative	673	651	2,972	2,109
Total stock-based compensation expense	1,000	1,192	4,577	3,766

In-process research and development	-	-	-	966
Amortization of intangible assets	151	197	742	394
Impairment of intangible assets (1)	1,379	-	1,379	-
Restructuring charge (1)	1,334	-	1,334	-

Non-GAAP net loss	$ (2,443)	$ (3,194)	$ (10,387)	$ (3,395)

GAAP net loss per share	($0.20)	($0.14)	($0.58)	($0.27)
Reconciling items
- Stock-based compensation expense	0.03	0.04	0.15	0.12
- In-process research and development	-	-	-	0.03
- Amortization of intangible assets	0.01	-	0.02	0.01
- Impairment of intangible assets (1)	0.04	-	0.04	-
- Restructuring charge (1)	0.04	-	0.04	-

Non-GAAP net loss per share: Basic and diluted	($0.08)	($0.10)	($0.33)	($0.11)

Shares used in computing non-GAAP net loss per share
Basic and diluted	31,623	32,117	31,698	31,994

(1) Charges related to the exit of the analog/mixed-signal product lines

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,	December 31,
	2008	2007

Assets
Current assets:
Cash, cash equivalents and investments	$44,075	$64,961
Accounts receivable, net	688	895
Unbilled contract receivables	428	518
Prepaid expenses and other assets	2,158	2,393
Total current assets	47,349	68,767

Long-term investments	23,395	13,693
Property and equipment, net	958	1,396
Goodwill	12,326	12,326
Intangible assets, net	-	2,166
Other assets	1,905	449
Total assets	$85,933	$98,797

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$167	$146
Accrued expenses and other liabilities	2,235	2,158
Accrued restructuring liabilities	1,004	-
Deferred revenue	639	201
Total current liabilities	4,045	2,505

Stockholders' equity	81,888	96,292

Total liabilities and stockholders’ equity	$85,933	$98,797

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, Sr. Acct. Manager, 972-239-5119 ext. 126
btwing@sheltongroup.com